Exhibit 99.3

Investor Presentation October 2025 1 Confidential

Important Information

Important Additional Information will be Filed with the SEC

In connection with the proposed transaction, BioCryst Pharmaceuticals, Inc. ("BioCryst") will file with the U.S. Securities and Exchange Commission (the "SEC") a registration statement on Form S-4 (the "registration statement"), which will contain a proxy statement of Astria Therapeutics, Inc. ("Astria") and a prospectus of BioCryst (the "proxy statement/prospectus"), and each of BioCryst and Astria may file with the SEC other relevant documents regarding the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS CAREFULLY AND IN THEIR ENTIRETY AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BY BIOCRYST AND ASTRIA, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT BIOCRYST, ASTRIA AND THE POTENTIAL ACQUISITION OF ASTRIA BY BIOCRYST (THE "TRANSACTION"). When final, a definitive copy of the proxy statement/prospectus will be mailed to Astria stockholders. Investors and security holders will be able to obtain the registration statement and the proxy statement/prospectus, as well as other filings containing information about BioCryst and Astria, free of charge from BioCryst or Astria or from the SEC's website when they are filed. The documents filed by BioCryst with the SEC may be obtained free of charge at BioCryst's website, at www.biocryst.com, or by requesting them by mail at BioCryst Pharmaceuticals, Inc., 4505 Emperor Boulevard, Suite 200, Durham, North Carolina 27703, Attention: Corporate Secretary. The documents filed by Astria with the SEC may be obtained free of charge at Astria's website, at www.astriatx.com, or by requesting them by mail at Astria Therapeutics, Inc., 22 Boston Wharf Road, 10th Floor, Boston, Massachusetts, 02210, Attention: Investor Relations. The information included on BioCryst's and Astria's websites is not incorporated by reference into this press release.

Participants in the Solicitation

BioCryst and Astria and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Astria in respect of the proposed transaction. Information about BioCryst's directors and executive officers is available in BioCryst's proxy statement, dated April 24, 2025, for its 2025 Annual Meeting of Stockholders, and other documents filed by BioCryst with the SEC. Information about Astria's directors and executive officers is available in Astria's proxy statement, dated April 28, 2025, for its 2025 Annual Meeting of Stockholders, and other documents filed by Astria with the SEC. Other information regarding the persons who may, under the rules of the SEC, be deemed participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed transaction when they become available. Investors should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from BioCryst or Astria as indicated above.

astria

2

Forward-looking statements

Statements included in this communication which are not historical in nature or do not relate to current facts are intended to be, and are hereby identified as, forward-looking statements for purposes of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on, among other things, BioCryst management's and Astria management's beliefs, assumptions, current expectations, estimates and projections about the economy and BioCryst and Astria and the industry in which they operate. Words and phrases such as "may," "approximately," "continue," "should," "expects," "projects," "anticipates," "is likely," "look ahead," "look forward," "believes," "will," "intends," "estimates," "strategy," "plan," "could," "potential," "possible" and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements include statements regarding, among other things, the expected benefits of the Transaction and BioCryst's ability to recognize the benefits of the Transaction, the anticipated timing of the closing of the Transaction, the anticipated financial impact of the Transaction, BioCryst's or the combined company's performance following the Transaction, including future financial and operating results, anticipated approval and commercialization of navenibart, pharmaceutical research and development, such as drug discovery, preclinical and clinical development activities and related timelines, expected HAE portfolio revenue growth and addressable market, anticipated benefits, performance, and competitive positioning of, and market size for, navenibart, potential best-in-class profile of product candidates (including navenibart), and BioCryst's and Astria's plans, objectives, expectations, intentions, growth strategies and other statements that are not historical facts.

BioCryst and Astria caution readers that forward-looking statements are subject to certain risks and uncertainties that are difficult to predict with regard to, among other things, timing, extent, likelihood and degree of occurrence, which could cause actual results to differ materially from anticipated results. Such risks and uncertainties include, among others, the following possibilities: the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive merger agreement entered into between BioCryst and Astria; the outcome of any legal proceedings that may be instituted against BioCryst or Astria; the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the Transaction) and Astria stockholder approval or to satisfy any of the other conditions to the Transaction on a timely basis or at all; the possibility that the anticipated benefits of the Transaction, including anticipated synergies, are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where BioCryst and Astria do business; the significant indebtedness BioCryst expects to incur in connection with the Transaction and the need to generate sufficient cash flows to service and repay such debt; the possibility that the Transaction may be more expensive to complete than anticipated; diversion of management's attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the Transaction; risks relating to the potential dilutive effect of shares of BioCryst common stock to be issued in the Transaction; BioCryst's HAE portfolio and revenue growth expectations may not be achieved due to, among other risks, risks related to government actions, including that decisions and other actions, including as they relate to pricing for navenibart, may not be taken when expected or at all, or that the outcomes of such decisions and other actions may not be in line with BioCryst's current expectations, risks that the FDA, or other applicable regulatory agency, may not provide regulatory clearances or approval for navenibart on the expected timeline or at all, may impose certain restrictions, warnings, or other requirements on products and product candidates (including navenibart), may impose a clinical hold with respect to navenibart, or may withhold, delay, or withdraw market approval for products and product candidates (including navenibart), and risks that navenibart, if approved, may not achieve market acceptance; sustainability of profitability and positive cash flow, and anticipated cash balance, may not meet management's expectations; statements and projections regarding financial guidance and goals and the attainment of such goals may differ from actual results based on market factors and BioCryst's ability to execute its operational and budget plans; actual financial results may not be consistent with expectations, including that revenue, operating expenses and cash usage may not be within management's expected ranges; ongoing and future preclinical and clinical development of product candidates may take longer than expected and may not have positive results; the outcome of preclinical testing and early clinical trials may not be predictive of the success of later clinical trials; and other factors that may affect future results of BioCryst, Astria and the combined company.

Additional factors that could cause results to differ materially from those described above can be found in BioCryst's Annual Report on Form 10-K for the year ended December 31, 2024, Astria's Annual Report on Form 10-K for the year ended December 31, 2024, Astria's Quarterly Report on Form 10-Q for the three months ended June 30, 2025, and in other documents BioCryst and Astria file with the SEC, which are available on the SEC's website at www.sec.gov.

astria

3

BioCryst and Astria: Establishing a Leading HAE Company

Maximizes the Reach of Navenibart	• BioCryst's established commercialization infrastructure and deep expertise in HAE are expected to maximize the reach of navenibart, expanding access for patients
Expands Patient Options in HAE	• With the addition of navenibart, BioCryst's portfolio will include both a leading oral and potentially best-in-class injectable therapy for HAE, empowering physicians and patients with optimal choices for individualized care
Compelling Transaction for Astria Shareholders	• Represents implied value of $13 per share in a mix of cash and stock, ~$920 million in aggregate and implied enterprise value of ~$700 million • Expected to close in Q1 2026, pending customary regulatory approvals and Astria stockholder approval • Jill C. Milne to join BioCryst Board of Directors at transaction closing astria Confidential 4

BioCryst's commercial footprint primed for next product

Commercial strategy for ORLADYEO is a repeatable playbook for navenibart



Patients & HAEA
Physicians & KOLs
Experienced rare disease sales team
Proven patient services platform
State-of-the art data analytics
Differentiated commercialization infrastructure
Payers
Single source specialty pharmacy

✓ **Robust market understanding through market research, data, and insights**

Deep understanding of patient, provider, and payer preferences confirm demand for a long-acting injectable

✓ **Strong stakeholder relationships**

With past and present ORLADEYO patients, providers, patient advocacy organizations, and payers

>90% of patients who have discontinued ORLADEYO have given marketing communications permission

✓ **Proven ability to execute**

Commercial engine has developed sustainable competitive advantages; will apply the same playbook to navenibart

| 5

Navenibart could become the 1 st choice injectable therapy 6 30% 40% 50% 60% 70% 80% 90% 100% 0 4 8 12 16 20 24 28 Mean Attack Rate Reduction Dosing Interval (weeks) (Q8W) (Q4W) x Trusted mechanism & modality Monoclonal antibody inhibitor of plasma kallikrein x Compelling efficacy data High affinity and potency with fast onset delivers rapid, effective prevention against attacks x Infrequent dosing schedule YTE modification for extended half - life enables dosing every 3 or 6 months x Pain - free administration Citrate - free, high - concentration formulation, delivered via autoinjector Phase 1b/2 data highlight navenibart’s potential to match or exceed marketed and developmental therapies on efficacy while greatly reducing treatment burden Q3M/Q6M, 3/6 - month dosing NOTE: Efficacy data presented are derived from different clinical trials conducted at different times by different sponsors, wit h differences in trial design and patient populations. As a result, cross - trial comparisons cannot be made, and no head - to - head clinical trials have been conducted. ANDEM BRY: US Prescribing Information (Jun 2025). TAKHZYRO; US Prescribing Information (Jan 2025). Donidalorsen : Riedl et al (2024), NEJM. Navenibart data is from the ALPHA - SOLAR study in which Arm A consisted of D1 600 mg, then 300 mg Q3M (n=10) and Arm B consisted of D1 600mg, D28 600 mg, then 600 mg Q6M (n=6). Navenibart (Q3M) Navenibart (Q6M)

BioCryst's commercial footprint primed for next product

Commercial strategy for ORLADYEO is a repeatable playbook for navenibart



Patients & HAEA
Physicians & KOLs
Experienced rare disease sales team
Proven patient services platform
State-of-the art data analytics
Differentiated commercialization infrastructure
Payers
Single source specialty pharmacy

✓ **Robust market understanding through market research, data, and insights**

Deep understanding of patient, provider, and payer preferences confirm demand for a long-acting injectable

✓ **Strong stakeholder relationships**

With past and present ORLADEYO patients, providers, patient advocacy organizations, and payers

>90% of patients who have discontinued ORLADEYO have given marketing communications permission

✓ **Proven ability to execute**

Commercial engine has developed sustainable competitive advantages; will apply the same playbook to navenibart

biocryst | 7

Positioned to Optimally Serve the HAE Community

- **Potential for complementary HAE programs** – once daily oral and long-acting injectable
  - BioCryst's **ORLADEYO**, the first-ever oral preventative therapy for HAE
  - Astria's **navenibart**, an innovative investigational long-acting preventative therapy with potential for administration every 3- and 6-months
  - **Both therapies address key unmet needs in HAE**


COLI
LIVING WITH HAE

astria
8

ALPHA - ORBIT pivotal Phase 3 trial remains on - track to deliver top - line results in early 2027 ORBIT - EXPANSE long - term Phase 3 trial is actively enrolling ALPHA - ORBIT roll - over participants CMC and device work remains on - track to launch navenibart with both auto - injector and pre - filled syringe options for patients Continuing Momentum Through Close Confidential 9 Astria remains focused on progressing navenibart and is committed to supporting a smooth transition through close.

Significant opportunity for value creation 10 Financial overview of the acquisition of Astria • Implied value of $13 per share in cash and stock with total enterprise value of approximately $700 million • Astria stockholders expected to own 15% of proforma equity based on basic shares outstanding • Plan to seek strategic alternatives for STAR - 0310 pipeline program Terms • Transforms BioCryst’s revenue profile through the next decade • BioCryst expects to remain profitable (non - GAAP) and cash flow positive • Transaction expected to be significantly accretive to operating profit (non - GAAP) in first full year of launch Financial Impact • Highly flexible and attractive cost of capital financing facility to fund a portion of the cash purchase price • Retains capacity for additional business development Blackstone Strategic Financing Transaction expected to close 1Q 2026